Exhibit 23-b





                      CONSENT OF INDEPENDENT ACCOUNTANT


We consent to the incorporation by reference in the Registration Statement (Form S-3) of SBC Communications Inc. pertaining to the registration of common shares for a direct stock purchase and reinvestment plan of our report dated February 27, 1997 on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which is included in Pacific Telesis Group's Annual Report on Form 10-K for the year ended December 31, 1996.




                                          COOPERS & LYBRAND L.L.P.


San Francisco, California
January 15, 1998